Exhibit 99.1

Ligand Pharmaceuticals Announces Third Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--November 9, 2010--Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the “Company” or “Ligand”) today announced financial results for the three and nine months ended September 30, 2010 and provided a business update.

“During the past few months we demonstrated the value and strength of Ligand’s business model, and by managing a large portfolio of internal and partnered assets we have benefited recently from numerous important events," said John Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals.

"Specifically, our royalty assets continue to grow from our partnership portfolio with the recent European and Japanese approvals of both Revolade® and Conbriza®. We completed transactions in the third quarter that delivered cash and the potential for additional future payments to Ligand, including the CXCR4 agreement and divestiture of some discovery tools. Bristol-Myers Squibb recently announced data on its p38 Phase II rheumatoid arthritis program and we continue to advance our internal pipeline. In addition, shareholders supported the proposal to undertake a reverse stock split, which we believe will help attract even more interest in Ligand as we work towards becoming a financial growth company."

Third Quarter Results

On November 9, 2010, following approval from the Company’s stockholders at a special meeting of stockholders on September 9, 2010, the Company announced a 1-for-6 reverse stock split of its common stock. Accordingly, all share and per share information for all periods presented has been restated to account for the effect of the reverse stock split.

Total revenues from continuing operations for the three months ended September 30, 2010 were $7.8 million, compared with $7.9 million for the same period in 2009.

Operating costs and expenses from continuing operations in the third quarter of 2010 were $23.9 million, including $15.9 million of lease exit and termination costs, compared with $27.6 million, including $15.2 million of lease exit and termination costs, in the third quarter of 2009. Research and development expenses decreased by $5.0 million for the third quarter of 2010 compared with the same period in 2009, primarily due to the elimination of costs associated with servicing collaboration agreements that have been terminated. General and administrative expenses increased by $0.7 million compared with the same period in 2009, primarily due to costs associated with our recent acquisitions of Neurogen Corporation and Metabasis Therapeutics, Inc.

The net loss for the third quarter of 2010 was $11.8 million, or $0.60 per share, compared with net income of $1.8 million, or $0.10 per share, in the third quarter of 2009. The loss from continuing operations in the third quarter of 2010 was $11.9 million, or $0.60 per share, compared with income from continuing operations of $1.1 million, or $0.06 per share, in the comparable 2009 quarter. Net income and income from continuing operations for the third quarter of 2009 include $20.4 million of accretion of deferred gain on sale leaseback related to the acceleration of deferred gain recognized during the period as a result of the Company’s building lease termination. Income from discontinued operations in the third quarter of 2010 was $12,000, or $0.00 per share, compared with $0.7 million, or $0.04 per share, in the comparable 2009 quarter.

As of September 30, 2010, Ligand had cash, cash equivalents, short-term investments and restricted investments of $25.4 million.

Year-to-Date Results

Total revenues for the nine months ended September 30, 2010 were $19.6 million, compared with $25.0 million for the same period in 2009. Operating costs and expenses for the nine months ended September 30, 2010 were $44.2 million, including $15.9 million of lease exit and termination costs, compared with operating costs and expenses of $57.6 million, including $15.2 million of lease exit and termination costs, for the same period in 2009. The net loss for the nine months ended September 30, 2010 was $14.9 million, or $0.76 per share, compared with a net loss of $5.0 million, or $0.26 per share, for the same period in 2009. The net loss for 2009 includes $21.4 million of accretion of deferred gain on sale leaseback related to the acceleration of deferred gain recognized during the period as a result of the Company’s building lease termination.

Third Quarter and Recent Highlights

  November 2010, Ligand's partner Bristol-Myers Squibb (BMS) presented proof of concept clinical data on p38 MAP kinase inhibitor, BMS-582949, in rheumatoid arthritis at the 74th annual meeting of the American College of Rheumatology. BMS-582949 is an orally active p-38 mitogen-activated protein (MAP) kinase inhibitor. BMS recently reported plans to initiate a new clinical study for BMS-582949 in 2011.
  November 2010, following shareholder approval in September 2010, Ligand's Board of Directors authorized a 1-for-6 reverse stock split. Ligand anticipates that the split should be effective by the end of November 2010, with shares outstanding being reduced from 117.7 million to approximately 19.6 million.
  November 2010, Ligand was awarded approximately $2 million from the U.S. government under the Qualifying Therapeutic Discovery Project. The award comprises separate payments of approximately $245,000 for each of eight drug development programs at Ligand.
  November 2010, Ligand’s partner GlaxoSmithKline (GSK) received approval in Japan from the Ministry of Health, Labour and Welfare for Revolade (eltrombopag) for the treatment of the blood disorder, chronic idiopathic thrombocytopenic purpura (ITP).
  October 2010, Ligand’s partner, Pfizer launched Viviant® (bazedoxifene) in Japan for the treatment of postmenopausal osteoporosis. Under the brand name Conbriza, the drug is also marketed in Spain through a co-promotion with Almirall, an international pharmaceutical company based in Spain.
  October 2010, Sunil Patel was appointed to Ligand’s Board of Directors.
  October 2010, Ligand divested its combinatorial chemical library and associated proprietary technology to Venenum Biodesign, LLC, an affiliate of Medical Diagnostic Laboratories, LLC for $1.8 million. Under the terms of the agreement, Ligand will receive $1 million at the close of the transaction, $800,000 over the next two years and 10% of all revenues from third party collaborations for three years.
  September 2010, Ligand transferred exclusive license rights to Proximagen Limited for a series of compound hits related to the CXCR4 target. Ligand received an upfront payment, and is entitled to potential future milestone and royalty payments.

Operating Forecast and Financial Outlook

Ligand today affirmed that it expects total revenues for 2010 to be approximately $25 million. Total operating expenses for 2010, including $15.9 million of lease exit and termination costs associated with the shutdown of the Company’s New Jersey facility and $1.7 million of accretion of deferred gain, are now expected to be approximately $48 million. Excluding the one-time lease exit and termination costs, which are mostly non-cash expenses, total operating expenses for 2010 are projected to be approximately $32 million, compared to prior guidance of $30 million. The Company expects to end 2010 with approximately $30 million in cash and investments.

Ligand also affirmed its previously announced preliminary financial guidance for 2011. The Company expects operating expenses for 2011 to be in the range of $15 million to $18 million. The significant reduction in projected operating expenses is primarily due to eliminating non-recurring costs for terminated, early stage research collaborations and continued savings from the Company's restructuring initiated in 2007.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S. A replay of the call will be available until December 9, 2010 at 5:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., and entering account # 361 and conference ID 359601. Individual investors can access the live and archived Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops novel drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer's disease, dyslipidemia, diabetes, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand's proprietary drug discovery and development programs are based on advanced cell-based assays, tissue-specific receptor ligand interactions and gene-expression tools. Among our peers, we believe Ligand has assembled one of the largest portfolio of assets including commercial therapies developed in partnership with pharmaceutical companies. Ligand has established multiple alliances with the world's leading pharmaceutical companies including GlaxoSmithKline, Merck, Pfizer, Roche, Bristol-Myers Squibb and AstraZeneca, and more than 30 programs in various stages of development.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not receive expected royalties on Avinza from King Pharmaceuticals, Promacta and Revolade from GSK, Conbriza from Pfizer or any other partnered products or from research and development milestones, and we may not be able to timely or successfully advance any product(s) in Ligand's pipeline. In addition, there can be no assurance that Ligand will achieve its financial guidance for 2010 or 2011, that Ligand will deliver strong cash flow over the long term, that Ligand will realize the expected benefits of the Neurogen and Metabasis acquisitions, Ligand's 2010 revenues will be driven by royalty payments related to Avinza and Promacta sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for the product(s) if successfully developed and approved. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the Avinza and oncology product lines. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Royalties	1,774	1,651	5,337	6,386
Collaborative research and development and other revenues	6,028	6,250	14,261	18,577
Total revenues	7,802	7,901	19,598	24,963
Operating costs and expenses:
Research and development	4,935	9,921	18,912	29,744
General and administrative	3,074	2,415	9,363	12,190
Lease termination and exit costs	15,894	15,235	15,942	15,235
Write-off of acquired in-process research and development	—	—	—	442
Total operating costs and expenses	23,903	27,571	44,217	57,611
Accretion of deferred gain on sale leaseback	426	20,444	1,277	21,426
Income (loss) from operations	(15,675)	774	(23,342)	(11,222)
Other income (expense)	4,239	281	9,526	316
Income (loss) before income taxes	(11,436)	1,055	(13,816)	(10,906)
Income tax (expense) benefit	(419)	—	(1,318)	—
Income (loss) from continuing operations	(11,855)	1,055	(15,134)	(10,906)
Discontinued operations:
Gain on sale of AVINZA Product Line before income taxes	11	608	23	5,331
Gain (loss) on sale of Oncology Product Line before income taxes	1	140	235	591
Income tax benefit (expense) on discontinued operations	—	—	—	—
Discontinued operations	12	748	258	5,922
Net income (loss)	(11,843)	1,803	(14,876)	(4,984)

Basic and diluted per share amounts:
Income (loss) from continuing operations	(0.60)	0.06	(0.77)	(0.58)
Discontinued operations	0.00	0.04	0.01	0.32
Net income (loss)	(0.60)	0.10	(0.76)	(0.26)
Weighted average number of common shares - basic	19,629,693	18,834,473	19,607,087	18,850,409
Weighted average number of common shares - diluted	19,629,693	18,856,516	19,607,087	18,850,409

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2010	December 31, 2009
Assets	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$24,069	$53,232
Accounts receivable, net	96	618
Other current assets	1,342	4,534
Current portion of co-promote termination asset	9,780	9,782
Total current assets	35,287	68,166

Restricted cash and investments	1,341	1,462
Property and equipment, net	968	8,522
Goodwill and other identifiable intangible assets	15,833	2,515
Long-term portion of co-promote termination asset	28,618	30,993
Other assets	30,521	30,149
	$112,568	$141,807

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$25,198	$35,699
Current portion of deferred gain	1,702	1,702
Current portion of co-promote termination liability	9,780	9,782
Current portion of deferred revenue	—	4,989
Total current liabilities	36,680	52,172
Long-term portion of co-promote termination liability	28,618	30,993
Long-term portion of deferred revenue	2,546	3,495
Long-term portion of deferred gain	426	1,702
Other long-term liabilities	45,394	41,357
Total liabilities	113,664	129,719
Common stock subject to conditional redemption	8,344	8,344
Stockholders' equity (deficit)	(9,440)	3,744
	$112,568	$141,807

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com